AMENDMENT TO EMPLOYMENT AGREEMENT

             This Amendment to Employment Agreement is effective as of August 14, 2000 between Winland Electronics, Inc., a Minnesota Corporation (the “Corporation”), and W. Kirk Hankins (“Employee”).

RECITALS

             A.         The Corporation and Employee are parties to an Employment Agreement dated January 1, 1999 (the “Employment Agreement”) which provides at Section 2.1 that the Employee shall be employed as Chief Executive Officer and Chief Financial Officer of the Corporation.

             B.          Effective August 14, 2000, the Corporation hired Ms. Jennifer A Thompson to serve as the Corporation’s Vice President of Financial Operations and assume the duties previously performed by Employee in his capacity as Chief Financial Officer.

             C.          The Corporation and Employee wish to amend the Employment Agreement to clarify that Employee will no longer serve as the Chief Financial Officer of the Corporation.

AGREEMENT

             NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Amendment, the parties agree as follows:

             1.          Amendment.  The first sentence of Section 2.1 of the Employment Agreement is hereby amended to read as follows:  “During the Initial Term, Employee shall be employed as Chief Executive Officer of the Corporation and/or such other positions to which the Board of Directors of the Corporation may appoint Employee.”

             2.          Other Terms.  Except as provided in the immediately preceding paragraph, all other terms of the Employment Agreement shall remain valid and enforceable to the same extent as before this Amendment.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

WINLAND ELECTRONICS, INC.

By /s/ Lorin E. Krueger
Lorin E. Krueger, President and COO

/s/ W. Kirk Hankins
W. Kirk Hankins